Exhibit 10.1.

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (the “Agreement”) is made and entered into by and between Flow International Corporation, a Washington corporation, and KMT Waterjet Systems Inc., a Delaware corporation (each a “Party,” collectively, the “Parties”).

Preliminary Statement

WHEREAS, Flow has accused KMT of patent infringement;
WHEREAS, KMT denies all liability for infringement and asserts U.S. Pat. No. 6,802,541 is invalid and not infringed; and
WHEREAS, the Parties now desire to settle the assertions solely on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, for good and valuable consideration, including the mutual promises made hereinafter, the Parties mutually covenant and agree as follows:

1.    Terms Defined in this Agreement

Terms, when used in this Agreement, shall have the meaning ascribed thereto in this Section or elsewhere in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person, but only for such time as control exists. For this purpose, control of a Person means possession, directly or indirectly, of the power to direct or cause the direction of management, business affairs or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Flow” means Flow International Corporation and its respective partners, shareholders, members, employees, officers, agents, servants, representatives, heirs, predecessors, successors, Affiliates, and assigns.

“KMT” means KMT Waterjet Systems Inc. and its respective partners, shareholders, members, employees, officers, agents, servants, representatives, heirs, predecessors, successors, Affiliates, and assigns.

“Licensed KMT Product” means the KMT pumps using the SL-V and Pro series topworks and the high pressure seal heads for those pumps as manufactured on or before August 9, 2011 are the Licensed KMT Products.

“Effective Date” means August 9, 2011.

“Future KMT Product” means a pump, rated for operation at or above 15,000 psi, wherein for every gasketless seal formed within the pump by the mating of adjacent components having a surface with a linear cross-sectional profile sealing at least in part against a convex curved surface, (a) the convex curved surface is formed solely as a fillet or blended radius having no radius greater than 0.015 inch, or (b) the mating portion of the linear cross sectional profile has, by design, no angle greater than 38° measured from the longitudinal axis of the mating interface.

“KMT Released Parties” means KMT Waterjet Systems Inc. and its past, existing and/or future Affiliates and their respective past, existing and future partners, shareholders, members, employees, officers, directors, agents, servants, insurers, attorneys, representatives, heirs, predecessors, customers (including any Person possessing, using, selling, offering for sale or importing any Licensed KMT Product) successors and assigns.

“Licensed Activity” means any making, having made, using, importing, exporting, purchasing, selling, reselling, leasing, offering for sale, resale or lease or otherwise exploiting of a Licensed KMT Product.

“Patent” means collectively (a) United States Patent No. 6,802,541, entitled “Components, Systems And Methods For Forming A Gasketless Seal Between Like Metal Components In An Ultrahigh Pressure System,” which issued on October 12, 2004; (b) any direct or indirect parent, divisional, continuation, continuation-in-part, re-issue, reexamination, extension, Continued Prosecution Application, and/or Request for Continued Examination applications of United States Patent No. 6,802,541; and (c) any other U.S. or foreign patent application or registration claiming (at any time) priority from or the benefit of a filing date from any of the foregoing.

“Person” means any person or entity, whether an individual, corporation, partnership, limited partnership, limited liability company, trust, foundation, unincorporated organization, business association, firm, joint venture or other legal entity.

“Termination Date” means February 9, 2012.

2.	License and Covenant Not to Sue

2.1    License. Flow hereby grants to KMT and its Affiliates until the Termination Date, an irrevocable (except as provided in Section 5.2) royalty-bearing, non-exclusive right and license under the Patent, directly or indirectly, to engage in or undertake any Licensed Activity with regard to any Licensed KMT Product throughout and anywhere in the world (“License”). The License covers, applies to and extends to the use by and resale of any Licensed KMT Product by any purchaser of such Licensed KMT Product. The License or any other provision of this Agreement shall not, and shall not be interpreted to, transfer or assign any ownership right, title or interest or, with the sole exception of the license rights expressly granted under the License, any other rights, title and interest in the Patent.

2.2    Covenant Not to Sue.

2.2.1    Flow hereby covenants to KMT, all customers of KMT, and all of their past, present and future heirs, executors, personal administrators, successors, assigns, partners, officers, directors, shareholders, employees, attorneys, agents, servants, insurers, and representatives, not to threaten, commence, pursue, participate in, sue or bring any action, litigation, or proceeding against KMT, any customers of KMT, and any of their past, present and future heirs, executors, personal administrators, successors, assigns, partners, officers, directors, shareholders, employees, attorneys, agents, servants, insurers, and representatives for infringement of the Patent on account of any Licensed Activity undertaken by KMT or any customer of KMT for any Licensed KMT Product (1) that KMT makes, has made, imports, exports, purchases, sells, resells, leases, uses, or offers to sell, resell, or lease during the term of this license as specified in Section 5.1 below, and (2) that is not in KMT's or any of its Affiliates' inventory as of February 9, 2012.

2.2.2    Flow covenants to KMT, all customers of KMT, and all of their past, present and future heirs, executors, personal administrators, successors, assigns, partners, officers, directors, shareholders, employees, attorneys, agents, servants, insurers, and representatives, not to threaten, commence, pursue, participate in, sue or bring any action, litigation, or proceeding against KMT, any customers of KMT, and any of their past, present and future heirs, executors, personal administrators, successors, assigns, partners, officers, directors, shareholders, employees, attorneys, agents, servants, insurers, and representatives for infringement of the Patent on account of Future KMT Products.

2.2.3     KMT agrees that all applicable statutes of limitations periods applying to any claim Flow has or may have against KMT arising prior to the Effective Date of this Agreement and related to any Licensed KMT Product are tolled until the later of six months after the termination of this Agreement or six months after submission by KMT of the statement required by Section 3.3 of this Agreement. Flow agrees to extend the covenant not to sue contained in Section 2.2.1 to encompass Licensed Activity prior to the Effective Date of this Agreement provided that if, in the aggregate, KMT Released Parties (other than customers) sell, resell, lease, or offer to sell, resell, or lease more than five (5) Licensed KMT Products after February 9, 2012 or any Licensed Product after March 9, 2012, Flow shall be relieved of its covenant not to sue and may thereafter bring any legally appropriate action against KMT in its sole discretion.

3.	Consideration
3.1    License Fee. For each Licensed KMT Product KMT sells, resells, or leases on or after October 9, 2011 until the Termination Date, KMT shall pay to Flow a royalty for its license under the Patent in the amount of $1,000 if the Licensed KMT Product is a pump or $100 if the Licensed KMT Product is a seal head. For each of the five (5) permitted Licensed KMT Products a KMT Released Party (other than a customer) sells, resells, or leases after February 9, 2012 until March 9, 2012, KMT shall pay to Flow a royalty for its license under the Patent in the amount of $5,000 if the Licensed KMT Product is a pump or $500 if the Licensed KMT Product is a seal head.

3.2    KMT shall make such royalty payments on the fifteenth business day of each month for the sales, resales or leases it made during the preceding month. The payment shall be made by certified check made payable to Flow International Corporation and delivered to the address specified herein for Notices.
3.3    On February 9, 2012, KMT shall submit a written statement representing the number of Licensed KMT Products remaining in its inventory and any KMT Released Party's (other than a customer's) inventory and the number of Licensed KMT Products sold, resold or leased during the period of this Agreement in each of the geographic areas listed in Exhibit A.

4.    Warranties and Representations

4.1    Warranties and Representations by Flow. Flow represents and warrants that: (i) it has the full right and authority to enter into this Agreement, to make all covenants, warranties, representations, statements, promises, and agreements, and grant all rights and licenses set forth in this Agreement, and to perform all of its obligations under this Agreement; (ii) it is not, and will not become, party to any other agreement or arrangement, which would prevent it from entering into, or performing any of its obligations under this Agreement, or which would restrict or limit the rights granted under this Agreement; (iii) as of the Effective Date, Flow is the sole owner of all right, title and interest in and to the Patent and each and every claim released herein, and it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, or any portion of or interest in any claim or demand, relating to the Patent or any matter covered by the Agreement; and (iv) it can perform its obligations under this Agreement without disclosing, deliberately or inadvertently, any confidential information of a third party.

4.2    Warranties and Representations by KMT. KMT represents and warrants that: (i) it has the full right and authority to enter into this Agreement, to make all covenants, warranties, representations, statements, promises, and agreements, and grant all rights and licenses set forth in this Agreement, and to perform all of its obligations under this Agreement; (ii) it is not, and will not become, party to any other agreement or arrangement, which would prevent it from entering into, or performing any of its obligations under, this Agreement, or which would restrict or limit the rights granted under this Agreement; and (iii) it can perform its obligations under this Agreement without disclosing, deliberately or inadvertently, any confidential information of a third party.

5.    Termination

5.1    Term. This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until the Termination Date, unless terminated earlier in accordance with the provisions of Section 5.2 of this Agreement.

5.2    Termination. Either Party may terminate this Agreement immediately upon written notice of termination to the other Party if and after the other Party materially breaches this Agreement, such material breach is not cured within a period of forty-five (45) days from the date on which the breaching Party receives notice by the Terminating Party of such material breach.

5.3    Surviving Provisions. Except as provided in and subject to Section 5.4, the provisions of Sections 2, 3, 4 and 6 shall survive the termination or expiration of this Agreement.

5.4    Rescission and Termination. Notwithstanding any other provision hereof, if KMT terminates this Agreement pursuant to the provisions of Section 5.2, then the License granted by Flow hereunder shall be rescinded and of no further force or effect, as if Flow had never granted such license, and any covenant not to sue for infringement granted by Flow shall automatically terminate.

6.    Miscellaneous

6.1    Integrated Agreement. The Parties hereto expressly acknowledge that no statements, representations, warranties or promises have been made in connection with the subject matter of this Agreement, unless expressly contained in this document. None of the Parties have relied upon any statement, promise, representation or warranty of the other Party in connection with the execution of this Agreement except as specially set forth in this Agreement. All prior discussions, statements, representations, warranties or promises, if any, are superseded by the execution of this Agreement and the Parties acknowledge that they are not entitled to rely upon any such statement, representation, warranty or promise unless expressly set forth herein.

6.2    Representation By Counsel. The Parties expressly acknowledge that they have been represented by counsel of their own choosing in connection with the negotiation and preparation of this Agreement. All Parties have had the opportunity to consult with and receive the advice of independent counsel in connection with this Agreement.

6.3    Rules Of Construction. This Agreement is the result of arm's length negotiations. The Parties to this Agreement represent that: (1) this Agreement and its reduction to final form is the result of extensive good faith negotiations between the Parties through their respective counsel; (2) said counsel has carefully reviewed and examined this Agreement for execution by said Parties, or any of them; and (3) any statute or rule of construction that ambiguities are to be resolved against the drafting Party should not be employed in the interpretation of this Agreement.

6.4    Further Assurances. The Parties agree to cooperate fully and execute, acknowledge and deliver any and all additional documentation and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

6.5    No Admission. It is understood and agreed by the Parties hereto that this Agreement is one component of a settlement and is a compromise of disputed claims, and the concessions made in connection with this Agreement are not to be construed as an admission of liability on the part of any Party to this Agreement. Not limiting the foregoing, the royalty identified in Section 3 does not represent or reflect, and will not be deemed to be a Party's acknowledgment of, the rate of a reasonable royalty existing in the relevant trade or industry or for any other patents.

6.6    Entire Agreements; Amendments. This Agreement contains the entire agreement between the Parties hereto with regard to the matters set forth herein and therein and shall be binding upon and inure to the benefit of the Parties hereto, jointly and severally, and the executors, administrators, personal representatives, heirs, successors and assigns of each. No other agreement or understanding amending, varying, or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers of the Parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

6.7    Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party to the other shall be in writing and delivered to the other Party at its address indicated below or to such other address as the addressee shall have theretofore furnished in writing to the addressor by hand, courier, overnight delivery service or by registered or certified airmail (postage prepaid) or by telefax, provided all telefax notices shall be promptly confirmed, in writing, by registered or certified airmail (postage prepaid):

If to Flow:        Flow International Corporation
23500 64th Avenue South
Kent, Washington 98032-2618
Attn: John S. Leness, General Counsel & Corporate Secretary
Fax: 253-813-3285

With a copy to:        David T. McDonald
K&L Gates LLP
925 Fourth Avenue
Suite 2900
Seattle, Washington 98104-1158
Fax: (206) 623-7022

If to KMT:        KMT Waterjet Systems, Inc.
P.O. Box 231
635 West 12th Street
Baxter Springs, KS 66713
Attn: Kevin McManus, President
Fax: (620) 856-6218

With a copy to:        Michael O. Warnecke
Perkins Coie LLP
131 South Dearborn Street
Suite 1700
Chicago, Illinois 60603
Fax: (312) 324-9549

All notices shall be effective as of the date received by the addressee.

6.8    Waiver of Rights Hereunder. Any waiver of a right provided under or breach of this Agreement must be express and written. The waiver by either Party of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. Selection by a Party of a specific remedy does not constitute, and shall not be interpreted to constitute, a waiver of any other remedy of such Party, and failure to select a specific remedy does not constitute, and shall not be interpreted to constitute, a waiver of such remedy.

6.9    Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

6.10    Assignment. This Agreement and the releases contained herein shall inure to the benefit of and be binding upon each of the Parties hereto and their successors and permitted assigns. The rights and obligations under this Agreement are personal and non-assignable. This Agreement, or any rights or obligations hereunder, may not be assigned in whole or in part by KMT, unless such assignment is made along with the assignment, transfer or conveyance of substantially all of KMT's assets, business, or ownership interests or in connection with a merger or reorganization of entities wholly owned by KMT. In the event of an assignment by KMT, only Licensed KMT Products that are covered by the License prior to the assignment continue to be covered by the License after the assignment. Each Party shall retain and may fully exercise all of its rights under this Agreement in the event that any proceeding shall be instituted by or against the other Party seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the other Party's debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver.

6.11    Counterparts and Faxed Signatures. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original but all of which taken together shall constitute one and the same Agreement. Faxed signatures shall be deemed valid and enforceable in lieu of original signatures.

6.12    Disclaimer. Neither Party makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.

6.13    Governing Law; Forum. If either Party files suit to resolve any dispute arising from this Agreement, such suit shall be brought in a state or federal court in Seattle, Washington, and the parties consent to venue and jurisdiction therein. This Agreement and any suit to resolve any dispute arising from this Agreement will be governed by and interpreted in accordance with the laws of the State of Washington without regard to conflict of law principles that may require the application of the laws of any other jurisdiction.

6.14    No Adverse Action. During the Term, so long as Flow does not assert the Patent against any KMT Released Party, KMT will not attack, challenge, or contest the title, ownership, or interest of Flow in and to the Patent or the validity and enforceability of the Patent, or the validity and enforceability of this Agreement or initiate any action seeking to adjudicate whether any Licensed KMT Product infringes the Patent. During the Term, so long as Flow does not assert the Patent against any KMT Released Party, KMT further agrees not to assist anyone else in doing any of the foregoing provided, however, that nothing herein shall prevent KMT from responding to any lawful court order, subpoena, or discovery request of any party in any action or proceeding.

6.15    Binding Effect. This Agreement shall be binding upon the Parties hereto, and their respective affiliates, heirs, administrators, successors and assigns. Unless otherwise specified, all representations and warranties set forth herein shall survive the execution, delivery, and performance of this Agreement.

6.16    Interpretation.

a.    Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

b.    Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

c.    Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, and other modifications and additions thereof and thereto, and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

6.17    Confidentiality. It is understood that this Agreement will be made a public document in connection with Flow's filings with the United States Securities and Exchange Commission. The parties agree, however, that payments and sales or leases reported as a result of execution of this Agreement shall remain confidential and shall not be disclosed to third parties except to attorneys, accountants, advisors and investors who are bound by a non-disclosure agreement, or to third parties who are bound to a non-disclosure agreement pursuant to business discussions relating to asset sales, investments, mergers, or change of control transactions, or upon order of a court of competent jurisdiction or to the extent required by law or governmental regulation.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Flow International Corporation                KMT Waterjet Systems Inc.
Signature                  Signature
Printed Name: Charles M. Brown                Printed Name: Kevin McManus
Title: President & CEO                    Title: President & CEO
Date: October 10, 2011                 Date: October 10, 2011

EXHIBIT A

1.    North America
2.    South America
3.    Europe
4.    Asia